Knight Energy Corp. Closes $1 Million First Tranche of $1.5 Million Debt Financing

Irving, TX., May 27, 2008 (Vintage Newswire) - Knight Energy Corp. (OTC: KNEC) (Frankfurt IG1A.F) has entered into a Note Purchase Agreement with HD Special-Situations, LP (the “Lender”) pursuant to which Knight has sold the Lender $1,000,000 in principal amount of 15% Senior Secured Promissory Notes. Knight plans to sell the Lender an additional $500,000 of the Notes on or before June 30, 2008 upon the satisfaction of certain conditions set forth in the Note Purchase Agreement. The Notes are secured by a first-priority security interest in all existing and later acquired assets owned by Knight, and by a first-priority security interest in all existing and later acquired assets owned by Knight’s wholly-owned subsidiary, Charles Hill Drilling, Inc. The $1,000,000 Note will be due and payable on May 20, 2010.

William J. Bosso, CEO of Knight, commented, "We are extremely pleased to close the first $1 million of the transaction with HD Special-Situations, LP. We intend to use the proceeds to fund drilling and development of our properties in Stephens and Eastland Counties Texas, to investigate potential acquisitions of other strategic oil and gas properties for drilling and production, and for other general corporate purposes.”

Please see a copy of the Company’s May 27, 2008 Form 8-K for a more detailed discussion of the Agreement and the Notes.

About Knight Energy Corp.

Knight Energy Corp. (“Knight”) was formed in March 2006 for the purpose of operating and developing energy related businesses and assets.  The Company, together with its wholly-owned subsidiary, Charles Hill Drilling, Inc., owns oil and gas leases covering 1,240 acres in Stephens and Eastland Counties, Texas, and it has the right of first refusal on approximately 2,900 more acres in the same area. The Company also owns a drilling rig and approximately 1,000 undeveloped oil and gas leasehold acres in the Salt Creek Prospect area of Oklahoma.

As of May 15, 2008, Knight had a 100% working interest in 20 producing oil and/or gas wells, with seven additional wells awaiting completion. The Company is currently reviewing further acquisitions and investments in the oil and gas industry as well as other energy related businesses and assets.  Additional information is available at Knight’s website at www.knightenergycorp.com.

Forward-Looking Statements:

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the Company and its subsidiaries. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by the Company may differ materially from these statements due to a number of factors. Any forward-looking statements speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, or intentions regarding the future. Risk factors that may cause results to differ from projections include, without limitation, loss of suppliers, loss of customers, inadequate capital, competition, loss of key executives, declining oil and gas prices, and other economic factors. The Company assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. Potential investors should independently investigate and fully understand all risks before making investment decisions.

Contact
Jesse Blum
Friedland Capital, Inc
303-468-1287
Jesse@friedlandcapital.com

www.knightenergycorp.com
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